                                                                   EXHIBIT 12(b)


                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in millions)

                                                                        Year Ended Last Friday in December
                                                     1999                  1998                  1997                   1996
                                                  --------------    ------------------    ------------------     ------------------
                                                   (53 weeks)            (52 weeks)            (52 weeks)            (52 weeks)
Pre-tax earnings from continuing operations              $ 4,206               $ 2,120               $ 3,102                $ 2,671

Add:  Fixed charges (excluding
   capitalized interest and preferred security
   dividend requirements of subsidiaries)                 13,234                17,237                15,128                 11,605
                                                  --------------    ------------------    ------------------     ------------------

Pre-tax earnings before fixed charges                     17,440                19,357                18,230                 14,276

Fixed charges:
   Interest                                               12,987                17,014                14,938                 11,427
   Other  (a)                                                451                   354                   239                    187
                                                  --------------    ------------------    ------------------     ------------------

   Total fixed charges                                    13,438                17,368                15,177                 11,614

Preferred stock dividend requirements                         56                    58                    62                     74
                                                  --------------    ------------------    ------------------     ------------------
Total combined fixed charges
    and preferred stock dividends                        $13,494               $17,426               $15,239                $11,688
                                                  --------------    ------------------    ------------------     ------------------

Ratio of earnings to fixed charges                          1.30                  1.11                  1.20                   1.23

Ratio of earnings to combined fixed charges
    and preferred stock dividends                           1.29                  1.11                  1.20                   1.22



(a) Other fixed charges consists of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and amortization of capitalized interest.

Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.